EXHIBIT F

                         GOVERNANCE AGREEMENT


       THIS GOVERNANCE AGREEMENT (this "Agreement"), dated as of November 8, 1995, by and among American Communications Services, Inc., a Delaware corporation (the "Company"), and certain holders of the outstanding shares of 9% Series A-1 Convertible Preferred Stock, $100 par value (the "Series A-1 Preferred Stock"), 9% Series B-1 Convertible Preferred Stock, $1.00 par value, 9% Series B-2 Convertible Preferred Stock, $1.00 par value and 9% Series B-3 Convertible Preferred Stock, $1.00 par value (collectively, the "Series B Preferred Stock" and together with the Series A-1 Preferred Stock, the "Preferred Stock") of the Company set forth in Schedule I hereto (collectively the "Voting Shareholders").


                            R E C I T A L S

          WHEREAS, the Company's Certificate of Designations of the Board of Directors relating to the Series A-1 Preferred Stock and the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on June 26, 1995 (the "Current Certificate of Designations") contains provisions relating to the size, composition, election and powers of the Board of Directors of the Company (the "Board") and certain separate class voting rights for the holders of the Series A-1 Preferred Stock and Series B Preferred Stock (the "Preferred Veto Rights");

          WHEREAS, The Nasdaq SmallCap Market ("NASDAQ") has required that the foregoing provisions in the Current Certificate be amended and restated in the manner set forth in Exhibit A (the "Certificate of Designations Amendments") as a condition to the Company's continued listing on NASDAQ; and

          WHEREAS, the Voting Shareholders deem it to be in their best interests and the best interests of the Company for the Company's listing on NASDAQ to be maintained; and

          WHEREAS, the Voting Shareholders deem it to be in their best interests and the best interests of the Company to use all reasonable efforts to cause the composition and election of the Board and the Preferred Veto Rights to be consistent with the Certificate of Designations Amendments until such time as such amendments are approved by the stockholders of the Company, notwithstanding any contrary provisions in the Current Certificate of Designations; and

          WHEREAS, pursuant to the Certificate of Designations of the Board of Directors relating to the 9% Series A Convertible Preferred Stock (the "Series A Certificate") which was filed with the Secretary of State of the State of Delaware on October 19, 1994 it is deemed that a Triggering Event (as such term was defined in the Series A Certificate) would have occurred on or prior to June 26, 1995, the date a Certificate of Elimination relating to the Series A Certificate was filed with the Secretary of State of the State of Delaware; and

          WHEREAS, pursuant to the Series A Certificate the occurrence of a Triggering Event would have caused an increase in the size of the Board of Directors from seven directors to 11 directors and result in the composition of the Board changing from four directors elected by the holders of the Common Stock and three directors elected by the holders of the Preferred Stock to four directors elected by the holders of the Common Stock and seven directors elected by the holders of the Preferred Stock; and

          WHEREAS, under the Series A Certificate the Board would have remained at 11 directors, with four elected by the holders of the Common Stock and seven elected by the holders of the Preferred Stock, for one year after all Triggering Events had been cured; and

          WHEREAS, the aforementioned Triggering Event would have been deemed to have been cured on June 26, 1995; and

          WHEREAS, the provisions regarding the size and composition of the Board including upon the occurrence of a Triggering Event, contained in the Certificate of Designations Amendments are substantially similar to those set forth in the Series A Certificate.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:


     1.   Triggering Event.

          Until such time as the Certificate of Designations Amendments are duly adopted by the stockholders of the Company and filed with the Secretary of State of the State of Delaware ("Approval of the Certificate of Designations Amendments"), notwithstanding any contrary provisions contained in the Current Certificate of Designations, a Triggering Event shall be the occurrence of any of the events or transactions set forth in
Section 2(e) of the Certificate of Designations Amendments, rather than the occurrence of any of the events or transactions set forth in Section 2(e) of the Current Certificate of Designations.



     2.   Board of Directors.

          Until Approval of the Certificate of Designations Amendments, notwithstanding any contrary provisions in the Current Certificate of Designations, the parties agree that matters relating to the size, composition, election and powers of the Board and the Committees of the Board shall be governed by the terms and provisions set forth in Section 6 of the Certificate of Designations Amendments, rather than Section 6 of the Current Certificate of Designations; provided that, until June 26, 1996 (unless another Triggering Event occurs prior thereto, in which case the applicable provisions of the Certificate of Designations Amendments shall apply with respect thereto), the Board shall consist of 11 directors, four of whom will be elected by the holders of the Common Stock (the "Common Directors") and seven of whom will be elected by the holders of the Preferred Stock (the "Preferred Directors"); and provided further, that on June 26, 1996 (unless another Triggering Event shall have occurred prior thereto) the Board shall revert to seven directors, four of whom will be Common Directors and three of whom will be Preferred Directors.

     3.   Preferred Stockholder Veto Rights.

          Until approval of the Certificate of Designations Amendments, notwithstanding any contrary provisions in the Current Certificate of Designations, the parties agree that the terms and provisions set forth in Section 7 of the Certificate of Designations Amendments relating to the rights of the holders of the Preferred Stock to vote as a separate class on certain matters will govern the Company's obligation in this regard, rather than the provisions of Section 7 of the Current Certificate of Designations.

     4.   Further Assurances.

          The Voting Shareholders will use all reasonable efforts and take all reasonable actions to enable the Company to be governed by the terms and provisions of this Agreement.

     5.   General Provisions.

          5.1 Contents of Agreement, Parties in Interest, Assignment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject hereof are merged into and superseded by this Agreement. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. If any transferee of any Voting Shareholder shall acquire any shares of Preferred Stock or any shares of Common Stock from such Voting Shareholders in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such transferee shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

          5.2 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

          5.3 Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          5.4 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communications, as follows:

               (i)  If to Huff, addressed to The Huff
                    Alternative     Income Fund, L.P., 67 Park
                    Place, 9th Floor, Morristown, New Jersey
                    07960, Attention:  Joseph Thornton,
                    Telecopier Number (201) 984-5818;

               (ii) If to ING, addressed to ING Equity Partners,
                    L.P., 135 East 57th Street, 9th Floor, New
                    York, New York 10022, Attention:  Olivier L.
                    Trouveroy, Telecopier Number (212) 750-2970;

               (iii) If to the Company, addressed to American Communications Services, Inc., 131 National Business Parkway, Suite 100, Annapolis Junction, MD 20701, Attention:
                         Richard A. Kozak, Telecopier Number
                         (301) 617-4276; or

               (iv) If to a Voting Shareholder other than Huff or
                    ING, to the address of such Voting
                    Shareholder set forth in the stock records of the Company;

          or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Voting Shareholder and the Company by written notice given in the manner specified herein.

          All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

          5.5 LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTIES WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 5.5 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

          5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          5.7 Recapitalization, Exchanges, Etc., Affecting the Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Common Stock and the Preferred Stock now held or hereafter acquired by the Voting Shareholders, and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

          5.8 Termination. This Agreement shall terminate upon the earliest of (i) a Qualifying Offering (as defined in the Certificate of Designations Amendments), (ii) Approval of the Certificate of Designations Amendments, or (iii) six months after notice by The Huff Alternative Income Fund, L.P. ("Huff") and ING Equity Partners, L.P. ("ING") to the other parties that Huff and ING have agreed to terminate this Agreement; provided that the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission and NASDAQ promptly after receiving any such termination notice from HUFF and ING.

          5.9  Endorsement of Certificates.

               (i) Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing shares of issued and outstanding Common Stock and Preferred Stock held by the Voting Shareholders shall be endorsed at all times prior to termination of this Agreement as follows:

          THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A GOVERNANCE AGREEMENT, DATED AS OF NOVEMBER 8, 1995, AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY AT 131 NATIONAL BUSINESS PARKWAY, SUITE 100, ANNAPOLIS JUNCTION, MD 23070 AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON REQUEST.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

               (ii) Except as otherwise expressly provided in this Agreement, all certificates representing shares Of stock hereafter issued to or acquired by any of the Voting Shareholders or their successors hereto (including, without limitation, all certificates representing shares of Common Stock hereafter issued upon conversion of shares of Preferred Stock) shall bear the legends set forth above, and, the shares of such stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom such stock is transferred by any party hereto. Prior to consummation of any transfer, such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall fully comply, with the terms of this Agreement. Prompt notice shall be given to the company and each Voting Shareholder by the transferor of any transfer of any stock.

               (iii) Any attempt to transfer or encumber any shares of stock not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.


Governance Agreement


          5.10  Expenses.  The Company will reimburse the Voting
Shareholders for the reasonable expenses, including reasonable counsel fees, which they incur in connection with this Agreement.

          5.11 Cost of Enforcement. The party which prevails in any suit or proceeding against the other to enforce any provision of this Agreement or to recover damages resulting from a breach of this Agreement shall be entitled to receive from the nonprevailing party the costs and reasonable attorneys' fees of the prevailing party incurred in such suit or proceeding.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  /s/Richard A. Kozak
                         Name: Richard A. Kozak
                         Title: President & COO



                         THE HUFF ALTERNATIVE INCOME FUND, L.P.

                         By:  WRH PARTNER, L.L.C
                              general partner


                         By:
                              Name:
                              Title:


Governance Agreement


          5.10  Expenses.  The Company will reimburse the Voting
Shareholders for the reasonable expenses, including reasonable counsel fees, which they incur in connection with this Agreement.

          5.11 Cost of Enforcement. The party which prevails in any suit or proceeding against the other to enforce any provision of this Agreement or to recover damages resulting from a breach of this Agreement shall be entitled to receive from the nonprevailing party the costs and reasonable attorneys' fees of the prevailing party incurred in such suit or proceeding.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:
                              Name:
                              Title:


                         THE HUFF ALTERNATIVE INCOME FUND, L.P.

                         By:  WRH PARTNER, L.L.C
                              general partner


                         By:        /s/Donna B. Charlton
                              Name:    Donna B. Charlton
                              Title:


Governance Agreement

                         ING EQUITY PARTNERS, L.P. I

                         By:  LEXINGTON PARTNERS, L.P.
                              its general partner

                         By:  LEXINGTON PARTNERS, INC.
                              its general partner


                         By:  /s/ Olivier Troveroy
                              Name:  Olivier Trouveroy
                              Title: Managing Director



                         APEX INVESTMENT FUND, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner


                         By:  _________________________________
                              George M. Middlemas
                              General Partner


                         APEX INVESTMENT FUND II, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner

                         By:  ___________________________________
                              George M. Middlemas
                              General Partner


Governance Agreement


                         ING EQUITY PARTNERS, L.P. I

                         By:  LEXINGTON PARTNERS, L.P.
                              its general partner

                         By: LEXINGTON PARTNERS, INC.
                              its general partner


                         By:  ___________________________
                              Name:
                              Title:



                         APEX INVESTMENT FUND, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner


                         By:  /s/ George M. Middlemas
                              George M. Middlemas
                              General Partner



                         APEX INVESTMENT FUND II, L.P.

                         By:  APEX MANAGEMENT PARTNERSHIP, L.P.,
                              general partner

                         By:  /s/ George M. Middlemas
                              George M. Middlemas
                              General Partner



                    Governance Agreement


                         THE PRODUCTIVITY FUND II, L.P.

                         By:  FIRST ANALYSIS MANAGEMENT
                              COMPANY II,
                              its general partner

                         By:  FIRST ANALYSIS CORPORATION
                              general partner


                         By:  /s/ Bret R. Maxwell
                              Name:  Bret R. Maxwell
                              Title: Managing Director



                         ARGENTUM CAPITAL PARTNERS, L.P.

                         By:  BR Associates, Inc.,
                              general partner


                         By:  __________________________
                              Name:
                              Title:



                         ENVIRONMENTAL PRIVATE EQUITY
                         FUND II, L.P.

                         By:  Environmental Private Equity
                              Management II, L.P.
                              its general partner

                         By:  First Analysis EPEF Management
                              COMPANY II, general partner

                         By:  First Analysis Corporation,
                              general partner


                         By:  /s/ Bret R. Maxwell
                              Name:  Bret R. Maxwell
                              Title: Managing Director



Governance Agreement


                         THE PRODUCTIVITY FUND II, L.P.

                         By:  FIRST ANALYSIS MANAGEMENT
                              COMPANY II,
                              its general partner

                         By:  FIRST ANALYSIS CORPORATION,
                              general partner


                         By:  _______________________________
                              Name:
                              Title:



                         ARGENTUM CAPITAL PARTNERS, L.P.

                         By:  BR Associates, Inc.
                              general partner


                         By:  /s/ Daniel Raynor
                              Name:  Daniel Raynor
                              Title: Chairman



                         ENVIRONMENTAL PRIVATE EQUITY
                         FUND II, L.P.

                         By:  Environmental Private Equity
                              Management II, L.P.
                              it general partner


                         By:  First Analysis EPEF Management
                              Company II, general partner

                         By:  First Analysis Corporation,
                              general partner


                         By:  _________________________________
                              Name:
                              Title:


SCHEDULE I

     VOTING SHAREHOLDERS

Voting          Series A-1    Series B-1    Series-2    Series-3
Shareholder     Preferred     Preferred     Preferred   Preferred

The Huff          138,889                    100,000
Alternative
Income Fund, L.P.

ING Equity                     100,000
Partners, L.P. I

Apex                2,595                                4,904.85
Investment
Fund I, L.P.

Apex               16,808                                3,269.90
Investment
Fund II, L.P.

The Productivity   10,249                                1,380.61
Fund II, L.P.

Argentum                                                 4,000.00
Capital
Partners, L.P.

Environmental       6,056                               11,444.64
Private Equity
Fund II, L.P.



                               EXHIBIT A

                         AMENDED AND RESTATED
                      CERTIFICATE OF DESIGNATIONS
                       OF THE BOARD OF DIRECTORS
                                  OF
                AMERICAN COMMUNICATIONS SERVICES, INC.
        RELATING TO 9% SERIES A-1 CONVERTIBLE PREFERRED STOCK,
              9% SERIES B-1 CONVERTIBLE PREFERRED STOCK,
              9% SERIES B-2 CONVERTIBLE PREFERRED STOCK,
              9% SERIES B-3 CONVERTIBLE PREFERRED STOCK,
             AND 9% SERIES B-4 CONVERTIBLE PREFERRED STOCK
                    ("Certificate of Designations")

                   ________________________________

          Pursuant to Sections 151(g), 141(f) and 242 of the
               Delaware General Corporation Law ("DGCL")

                   _________________________________


          Anthony J. Pompliano, Chairman of the Board of Directors of American Communications Services, Inc., a Delaware corporation (the "Company"), certifies that the following resolutions were (i) adopted by the Company's Board of Directors by unanimous written consent dated November 7, 1995 pursuant to DGCL 141 (f); (ii) approved by the holders of at least a majority of the outstanding 9% Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock"), voting as a separate class, at a meeting duly called and held on _____________________; (iii) approved by the holders of at least a majority of the outstanding 9% Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock"), voting as a separate class, at a meeting duly called and held on _____________________; and (iv) approved by the holders of at least a majority of the outstanding common stock, $.01 par value (the "Common Stock"), voting as a separate class pursuant to DGCL Section 242(b)(2), at a meeting duly called and held on ____________________; and (v) approved by the holders of at least a majority of the outstanding common stock, Series A-1 Preferred Stock and Series B Preferred Stock (as hereinafter defined), voting together as a single class, at a meeting duly called and held on ____________________________:

          WHEREAS, pursuant to the Certificate of Designations of the Board of Directors relating to the 9% Series A Convertible Preferred Stock (the "Series A Certificate") which was filed with the Secretary of State of the State of Delaware on October 19, 1994 a Triggering Event (as such term was defined in the Series A Certificate) would be deemed to have occurred on or prior to June 26, 1995, the date a Certificate of Elimination relating to the Series A Certificate was filed with the Secretary of State of the State of Delaware; and

          WHEREAS, pursuant to the Series A Certificate the occurrence of a Triggering Event would cause an increase in the size of the Board of Directors from seven members to 11 members and result in the composition of the Board changing from four directors elected by the holders of the Common Stock and three directors elected by the holders of the Preferred Stock to four directors elected by the holders of the Common Stock and seven directors elected by the holders of the Preferred Stock; and

          WHEREAS, under the Series A Certificate the Board of Directors would remain at 11 members, with four elected by the holders of the Common Stock and seven elected by the holders of the Preferred Stock, for one year after all Triggering Events have been cured; and

          WHEREAS, the aforementioned Triggering Event would be deemed to have been cured on June 26, 1995; and

          WHEREAS, the provisions set forth in this Certificate of Designations regarding the size and composition of the Board of Directors, including upon the occurrence of a Triggering Event, are substantially similar to those set forth in the Series A Certificate; and

          WHEREAS, the Board of Directors will upon filing of this Certificate of Designations be composed of 11 members, four of whom were elected by the holders of the Common Stock or designated by the directors elected by the holders of the Common Stock and seven of whom were elected by the holders of Preferred Stock; and

          WHEREAS, unless another Triggering Event (as defined in this Certificate of Designation) occurs prior thereto the Board of Directors will revert to seven members on June 25, 1996 and the individuals who are currently serving on the Board of Directors as Expansion Preferred Directors (as defined in this Certificate of Designations) will cease to serve on the Board as Preferred Directors at that time.

          RESOLVED, that the Company is authorized to issue 464,164 shares of convertible preferred stock, par value $1.00 per share, with such voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows:

          1. Designation. Of the preferred stock authorized by this resolution, 186,664 shares shall be known as "9% Series A-1 Convertible Preferred Stock" ("the Series A-1 Preferred Stock"), 100,000 shares shall be known as "9% Series B-1 Convertible Preferred Stock" (the "Series B-1 Preferred Stock"), 102,500 shares shall be known as "9% Series B-2 Convertible Preferred Stock" (the "Series B-2 Preferred Stock"), 25,000 shares shall be known as "9% Series B-3 Convertible Preferred Stock" (the "Series B-3 Preferred Stock") and 50,000 shares shall be known as "9% Series B-4 Convertible Preferred Stock" (the "Series B-4 Preferred Stock"). The Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock and the Series B-4 Preferred Stock are referred to herein collectively as the "Series B Preferred Stock." The Series A-1 Preferred Stock and the Series B Preferred Stock are referred to herein collectively as the "Preferred Stock".

          2.   Dividends.

          (a) Amount. The holders of shares of the Preferred Stock shall be entitled to receive, when and as declared payable by the board of directors from funds legally available for that purpose, dividends in cash at the annual rate of (i) 9%, except as provided in the following clause (ii), at all times, and (ii) 18%, (A) from and after January 1, 2000 and (B) at any time after the occurrence and before the cure of a Triggering Event (as defined in section 2(e)), of the Series A-1 Liquidation Value (as defined in section 5) or the Series B Liquidation Value (as defined in section 5), as the case may be, of those shares as of the immediately preceding Dividend Payment Date (as defined below) (or the date of issue, in the case of the initial Dividend Payment Date), and no more, payable in equal amounts quarterly on the last day of December, March, June and September in each year (unless that day is not a business day (as defined in section 3(d)), in which event on the next business day) (each a "Dividend Payment Date") to holders of record as they appear on the register for the Preferred Stock on the December 15, March 15, June 15 or September 15, respectively, immediately preceding the Dividend Payment Date.

          (b) Dividend Periods; Accumulation of Dividend. A quarterly dividend period shall begin on the day following each Dividend Payment Date and end on the next succeeding Dividend Payment Date. Notwithstanding the foregoing, the first quarterly dividend period with respect to each series of Preferred Stock shall commence on the initial date of issue of such series and end on the first Dividend Payment Date thereafter, and the dividend for that period shall be determined on the basis of the actual number of days in that period. If dividends shall not have been so paid upon all outstanding shares of Preferred Stock, the deficiency shall be cumulative. Notwithstanding the foregoing, the initial date of issue of all of the shares of Series A-1 Preferred Stock shall be deemed to be October 21, 1994; and the initial date of issue of all of the shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock shall be deemed to be June 26, 1995. Accumulated dividends shall, subject to section 2(c), be payable in cash at any subsequent Dividend Payment Date, or, if earlier,
(i) at the time of conversion in accordance with section 3 or 4 or (ii) at the time stated and in accordance with section 2(c).

          (c) Special Payment Provisions. Notwithstanding anything to the contrary in section 2(a) or 2(b), no dividends shall be paid, or declared and set apart for payment, on or before December 31, 1997, or, if earlier, at the time of conversion in accordance with section 3 or 4. On January 1, 1998, the Company shall, to the extent permitted by law, issue and deliver to each holder a promissory note in the form of exhibit 2(c) hereto, executed by the Company and payable to the order of the holder in the principal amount of that holder's accumulated and accrued dividends.

          (d) Dividend Priorities. As to dividends, the Series A-1 Preferred Stock and Series B Preferred Stock shall rank pari passu with each other and shall rank senior to the common stock from time to time created. No dividend or distribution, whether in cash, stock or other property, shall be paid, declared or set apart for payment or made on or in respect of the common stock of the Company, and, except pursuant to the agreements listed on schedule 6.12(C) to the Series B Purchase Agreement (as defined in section 2 (e)(iv)), no redemption, purchase or other acquisition for value by the Company shall be made, or any funds set apart for any sinking fund for such redemption, purchase or other acquisition, of shares of common stock of the Company until the earlier of a Qualifying Offering (as defined in section 4(a)(ii)) or January 1, 1998, and thereafter, unless all accrued and unpaid dividends on all outstanding shares of Preferred Stock, including without limitation any accrued and unpaid dividends represented by any promissory note issued hereunder, to the end of the quarterly dividend period coinciding with or next preceding that date shall have been paid or declared and set apart for payment; provided, however, that the foregoing provisions of this sentence shall not prohibit a dividend on any shares of any class or series of stock, which dividend is payable in shares of any class or series of stock of the Company ranking on a parity with or junior to the class or series of stock on which the dividend is payable both as to dividends and as to any distribution, including, without limitation, a distribution upon liquidation, dissolution or winding-up of the Company.

          (e) As used in this Certificate of Designations, the term "Triggering Event" shall mean any of the following:

               (i) the Company or any subsidiary shall have failed to pay or prepay when due any principal, interest or premium on any indebtedness for borrowed money after any applicable cure period;

              (ii) the Company or any subsidiary shall have breached any of its other obligations in respect of any indebtedness for borrowed money, or any condition shall have existed, as a result of which any such indebtedness may, after any applicable cure period, become or be declared due prior to its stated maturity, and such breach or condition shall remain uncured, unremedied or unwaived for 120 or more days after such breach or condition;

             (iii)  there shall have been any material
misrepresentation or breach of warranty by the Company under the investment agreement dated October 21, 1994 among the Company and certain of the initial holders of the Company's 9% Series A Convertible Preferred Stock, as amended by the Exchange Agreement dated June 26, 1995 among the Company and the holders of the Series A Preferred Stock as of such date (as may be amended from time to time, the "Series A Investment Agreement");

              (iv)  there shall have been any material
misrepresentation or breach of warranty by the Company under the
(A) Series B Preferred Stock and Warrant Purchase Agreement dated June 26, 1995 among the Company and the initial holders of the Series B Preferred Stock, (as may be amended from time to time, the "Series B Purchase Agreement"), (B) Stockholders Agreement dated June 26, 1995 among the holders of the Series A-1 Preferred Stock, the holders of the Series B Preferred Stock and certain holders of common stock, (as may be amended from time to time, the "Stockholders Agreement), (C) Registration Rights Agreement dated June 26, 1995 among the Company, the holders of the Series A-1 Preferred Stock, the holders of the Series B Preferred Stock, certain holders of the common stock and certain holders of options or warrants convertible into common stock, (as may be amended from time to time, the "Registration Rights Agreement"), and (D) Governance Agreement dated as of November 8, 1995 among the Company and certain holders of the Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock, (as may be amended from time to time, the "Governance Agreement") that remains uncured, unremedied or unwaived for 30 or more days after such misrepresentation or breach;

               (v) there shall have been any material breach of any agreement by the Company under any of the Transaction
Documents (as defined in the Series A Investment Agreement) that remain uncured for 30 or more days after the Company first has or should have had actual knowledge of the breach;

              (vi) there shall have been any material breach of any agreement by the Company under any of the Transaction
Documents (as defined in the Series B Purchase Agreement) that remains uncured for 30 or more days after the Company first has or should have had actual knowledge of the breach;

             (vii) The Company shall have failed to pay any dividends on any outstanding shares of Preferred Stock when payable hereunder whether pursuant to a promissory note issued hereunder or otherwise and such failure shall remain uncured, unremedied or unwaived for 30 or more days;

            (viii) the Company shall have failed to comply with any provisions of this Certificate of Designations of any other provisions of its certificate of incorporation or by-laws relating to the Preferred Stock, or the Company shall have materially failed to comply with any other provisions of its certificate of incorporation or by-laws, and such failure shall remain uncured, unremedied or unwaived for 30 or more days after such failure;

              (ix) the Company and its subsidiaries shall have failed by 20% or more to meet the major business milestones set forth in schedule 5.15 to the Series B Purchase Agreement;

               (x)  a court of governmental authority of
competent jurisdiction shall have entered an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall have been entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any subsidiary, or if any petition for any such relief shall have been filed against the Company or a subsidiary and such petition shall not have been dismissed within 60 days; or

              (xi) final judgment shall have been rendered against the Company or any subsidiary for the payment of money in excess of $250,000 and such judgment shall not have been discharged or execution thereon shall not have been stayed pending appeal, within 60 days after entry thereof or, in the event of such a stay, such judgment is not discharged within 60 days after such stay expires.

          3. Optional Conversion. The holder of each outstanding share of Preferred Stock shall have the right at any time, or from time to time, at the holder's option to convert that share into common stock in accordance with this section 3.

          (a) Conversion Price. (i) Except as otherwise provided in this section 3, each share of Series A-1 Preferred Stock shall be convertible (at the office or agency referred to in section 3(b)(i)) into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/10,000 of a share) of common stock equal to the number obtained by dividing $90.00 by $2.25 ($2.25 being the "Series A-1 Conversion Price") or, if the Series A-1 Conversion Price shall have been adjusted in accordance with this section 3, by dividing $90.00 by the Series A-1 Conversion Price as last adjusted and in effect at the date any share or shares of Series A-1 Preferred Stock are surrendered for conversion. For purposes hereof the term "Series A-1 Conversion Price" shall refer to the conversion price for the Series A-1 Preferred Stock, as last adjusted pursuant to this section 3.

              (ii) Except as otherwise provided in this section 3, each share of Series B Preferred Stock shall be convertible (at the office or agency referred to in section 3(b)(i)) into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/10,000 of a share) of common stock equal to the number obtained by dividing $100.00 by $2.80 ($2.80 being the "Series B Conversion Price") or, if the Series B Conversion Price shall have been adjusted in accordance with this section 3, by dividing $100.00 by the Series B Conversion Price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion. For purposes hereof the term "Series B Conversion Price" shall refer to the conversion price for the Series B Preferred Stock, as last adjusted pursuant to this section 3.

          (b)  Procedures.

               (i) To exercise the right to convert shares of Preferred Stock into shares of common stock, the holder of the shares of the Preferred Stock to be converted shall present and surrender the certificate(s) representing the shares during usual business hours at any office or agency of the Company maintained for the transfer of the Preferred Stock and shall deliver a written notice of the election of the holder to convert the shares represented by that certificate or any portion of those shares specified in that notice. That notice also shall state the name or names (with address(es)) in which the certificate or certificates for shares of common stock issuable on conversion shall be issued. If so required by the Company, any certificate for shares of Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder of the shares surrendered for conversion or the holder's duly authorized representative. Each conversion of shares of Preferred Stock shall be deemed to have been effected on the date (the "conversion date") on which the certificate or certificates representing the shares shall have been surrendered and that written notice and any required instruments of transfer shall have been so received, and the person or persons in whose name or names any certificate or certificates for shares of common stock shall be issuable on conversion shall be deemed to have become the holder or holders of record of the shares of common stock represented by the certificate or certificates immediately prior to the close of business on the conversion date.

              (ii)  As promptly as practicable after the
presentation and surrender for conversion of any certificate for shares of Preferred Stock, the Company shall issue and deliver to or upon the written order of the holder of those shares a certificate or certificates for the aggregate number of full shares of common stock issuable upon conversion. In case any certificate for shares of Preferred Stock shall be surrendered for conversion of only a portion of the shares represented by that certificate, the Company shall deliver to or upon the written order of the holder of those shares a certificate or certificates for the number of shares of Series A-1 Preferred Stock or Series B Preferred Stock, as the case may be, represented by the surrendered certificate that are not being converted. The issuance of certificates for shares of common stock issuable upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder for any tax in respect of the issue of the shares of common stock. The Company shall not, however, be required to pay any tax that may be payable based on the issue and delivery of any certificate in a name other than that of the holder of the shares of Preferred Stock being converted, and the Company shall not be required to issue or deliver any such certificate, unless and until the person requesting the issue shall have paid the Company the amount of that tax or established to the reasonable satisfaction of the Company that such tax has been paid or that no tax is due.

             (iii) Upon any conversion of shares of Preferred Stock into shares of common stock in accordance with this section 3 at any time on or before December 31, 1997, the Company shall deliver to the holder, within three (3) business days after the conversion date, in lieu of all accrued and unpaid dividends through the conversion date on all shares to be converted, a promissory note in the form of exhibit 3(b)(iii) hereto, executed by the Company and payable to the order of that holder in the principal amount of that holder's accumulated and accrued dividends only those dividends shall be payable on shares of common stock issuable upon conversion as may be declared and may be payable to those entitled to be holders of record of shares of common stock after that conversion date in accordance with section 3(b)(i).

          (c) Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in section 3(c)(ix), if at any time the Company shall issue, grant or sell, or is, in accordance with section 3(c)(i) through (x), deemed to have issued, granted or sold, any shares of common stock for a consideration per share less than the Series A-1 Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to the issuance, grant or sale (or, in the case of any pro rata distribution to holders of the common stock of rights to subscribe for the common stock or options, rights, warrants or other securities convertible into or exchangeable or exercisable for the common stock (a "Pro Rata Rights Offering"), the lesser of such Conversion Price or the market price of the common stock (as defined in section 3(d)) at that time), then, upon that issuance, grant or sale, such Conversion Price shall be reduced to the amount specified in the following clause (ww) (or, in the case of Pro Rata Rights Offerings, the lesser of the following clauses (ww) and (xx)):

               (ww)  in the case of the issuance, grant or
          sale, or deemed issuance, grant or sale, by the Company of shares of common stock for a consideration per share less than such Conversion Price, the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of common stock outstanding immediately prior to that issuance, grant or sale (including as outstanding all shares of common stock issuable upon conversion of all outstanding shares of Preferred Stock for which the conversion price is being adjusted) multiplied by such Conversion Price then in effect, and (B) the consideration, if any, received by the Company upon that issuance, grant or sale, by (2) the total number of shares of common stock outstanding immediately after that issuance, grant or sale (including as outstanding all shares of common stock issuable upon conversion of all outstanding shares of Preferred Stock for which the conversion price is being adjusted); and

               (xx)  in the case of the issuance, grant or
          sale, or deemed issuance, grant or sale, by the Company of shares of common stock for a consideration per share less than the market price of the common stock, the price determined by multiplying such Conversion Price in effect immediately prior to that issuance, grant or sale by a fraction, (1) the numerator of which shall be the sum of (A) the number of shares of common stock outstanding immediately prior to that issuance, grant or sale (including as outstanding all shares of common stock issuable upon conversion of all outstanding shares of Preferred Stock for which the conversion price is being adjusted) multiplied by the market price of the common stock immediately prior to that issuance, grant or sale plus (B) the consideration, if any, received by the Company upon that issuance, grant or sale, and (2) the denominator of which shall be the total number of shares of common stock outstanding immediately after that issuance, grant or sale (including as outstanding all shares of common stock issuable upon conversion of all outstanding shares of Preferred Stock for which the conversion price is being adjusted) multiplied by the market price of the common stock immediately prior to that issuance, grant or sale.

          For purposes of this section 3(c), the following also shall be applicable:

               (i) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options or warrants for the purchase of, common stock or any stock or securities convertible into or exchangeable for common stock (such rights, warrants or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange such Convertible Securities are immediately exercisable, and the price per share for which common stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by
     (B) the total maximum number of shares of common stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities) shall be less than the Series A-1 Conversion Price or Series B Conversion Price, as the case may be, immediately prior to the granting of such Options, then the total maximum number of shares of common stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of the granting of such Options and thereafter shall be deemed to be outstanding, Except as otherwise provided in section 3(c)(iii), no additional adjustment of such Conversion Price shall be made upon the actual issuance of such common stock upon exercise of such Options or upon conversion or exchange of such Convertible Securities. Notwithstanding anything to the contrary in this section 3(c), the issuance of the Warrants (as defined in the Series A Investment Agreement) and the Warrants (as defined in the Series B Purchase Agreement) and any subsequent exercise of the Warrants (as defined in the Series A Investment Agreement) or the Warrants (as defined in the Series B Purchase Agreement) shall not affect either the Series A-1 Conversion Price or the Series B Conversion Price. If, upon the expiration of such Options or rights to convert or exchange such Convertible Securities, such Options remain unexercised or such Convertible Securities remain unconverted or unexchanged, as the case may be, such Conversion Price shall again be adjusted as if such unexercised Options or unconverted or unexchanged Convertible Securities had not been granted.

              (ii) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise), grant or sell any Convertible Securities, whether or not the rights to exchange or convert such Convertible Securities are immediately exercisable, and the price per share for which common stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issuance, grant or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of common stock issuable upon the conversion or exchange of such Convertible Securities) shall be less than the Series A-1 Conversion Price or the Series B Conversion Price, as the case may be, immediately prior to the issuance, grant or sale, then the total maximum number of shares of common stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, however, that (Y) except as otherwise provided in section 3(c)(iii), no additional adjustment of such Conversion Price shall be made upon the actual issuance of such common stock upon conversion or exchange of such Convertible Securities and (Z) if any such issuance, grant or sale of such Convertible Securities is made upon exercise of any Option to purchase any of the Convertible Securities for which adjustments of such Conversion Price have been or are to be made pursuant to other provisions of this section 3(c), no further adjustment of such Conversion Price shall be made by reason of the issuance, grant or sale. If, upon the expiration of the right to convert or exchange such Convertible Securities, such Convertible Securities remain unconverted or unexchanged, as the case may be, such Conversion Price shall again be adjusted as if such unconverted or unexchanged Convertible Securities had not been issued, granted or sold.

             (iii)  Change in Option Price or Conversion Rate.
     If the purchase price provided for in any Option referred to in section 3(c)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in section 3(c)(i) or (ii) or the rate at which any Convertible Securities referred to in section 3(c)(i) or (ii) are convertible into or exchangeable for common stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Series A-1 Conversion Price or the Series B Conversion Price in effect at the time of that event shall be readjusted to the Series A-1 Conversion Price or the Series B Conversion Price, as the case may be, that would have been in effect at that time had such Options or Convertible Securities still outstanding provided for that changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

              (iv) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in common stock, Options or Convertible Securities, any common stock, Options or Convertible Securities, as the case may be, issuable in payment of that dividend or distribution shall be deemed to have been issued, granted or sold without consideration and the Series A-1 Conversion Price and the Series B Conversion Price shall be adjusted accordingly under the provisions of this section 3(c).

               (v) Consideration for Stock. In case any shares of common stock, Options or Convertible Securities shall be issued, granted or sold for cash, the consideration received by the Company shall be deemed to be the amount received by the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed in connection with the issuance, grant or sale. In case any shares of common stock, Options or Convertible Securities shall be issued, granted or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of that consideration as determined in good faith by disinterested members of the board of directors of the Company (which shall consider, if the transaction involves, directly or indirectly, 2,000,000 or more shares of common stock, the opinion of a leading firm of investment bankers selected by a majority of the Preferred Directors (as defined in section 6(d)) and reasonably acceptable to the Company and whose reasonable fees and expenses shall be paid by the Company), without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed in connection with the issuance, grant or sale. In case any Options shall be issued in connection with the issuance, grant or sale of other securities of the Company, together comprising one integral transaction in which the parties do not specifically allocate consideration to such Options, such Options shall be deemed to have been issued without consideration and the Conversion Price shall be adjusted accordingly under the provisions of this section 3(c) .

              (vi) Record Date. In case the Company shall take a record of the holders of its common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in common stock, Options or Convertible Securities, or (B) to subscribe for or purchase common stock, Options or Convertible Securities, then, upon such issuance, grant or sale, that record date shall be deemed to be the date of the issuance, grant or sale of the shares of common stock deemed to have been issued, granted or sold upon the declaration of the dividend or the making of the other distribution or the date of the granting of the right of subscription or purchase, as the case may be.

             (vii) Treasury Shares. The number of shares of common stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries, and the disposition (other than to the Company or any of its subsidiaries) of any such shares shall be considered an issuance, grant or sale of common stock for purposes of this section 3(c).

            (viii) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of common stock into a greater number of shares (by way of dividend, split or otherwise), the Series A-1 Conversion Price and the Series B Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced, and in case the outstanding shares of common stock shall be combined into a smaller number of shares (by way of reverse split or otherwise) the Series A-1 Conversion Price and the Series B Conversion Price in effect immediately prior to the combination shall be proportionately increased.

              (ix) Certain Issues of Common Stock Excepted. Notwithstanding anything to the contrary in this section 3(c), the Company shall not be required to make any adjustment of the Series A-1 Conversion Price or Series B Conversion Price in case of (A) the issuance of shares of common stock upon conversion of shares of Preferred Stock,
     (B) the issuance of shares of common stock pursuant to Options and Convertible Securities outstanding on June 26, 1995 or issuable pursuant to agreements which are effective on or before such date, and set forth on exhibit A to schedule 3.2.7 to the Series B Purchase Agreement, or (C) the issuance of up to an additional 750,000 shares of common stock (or the issuance of Options to purchase such shares) to employees or consultants of the Company and its subsidiaries as management or employee incentives (as approved by the board of directors to the extent so required pursuant to sections 6(d) and 7).

               (x) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger or a sale of all or substantially all its assets) that holders of common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for common stock, then, as a condition of the reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Preferred Stock shall thereafter have the right to receive, in lieu of the shares of common stock of the Company theretofore receivable upon the conversion of such shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of shares of common stock equal to the number of shares of common stock theretofore so receivable had the reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder to the end that the provision of this section 3 (including, without limitation, provisions for adjustment of the Series A-1 Conversion Price and Series B Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of those conversion rights. In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of common stock of the Company outstanding immediately prior to the merger or consolidation, the Series A-1 Conversion Price and Series B Conversion Price in effect immediately prior to the merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of common stock of the Company in accordance with section 3(c)(viii).

              (xi) Certain Distributions. In the event that the Company shall make any distribution of its assets upon or with respect to the common stock that does not constitute a dividend payable out of earnings or any surplus legally available for dividends under the Delaware General Corporation Law and that distribution does not constitute a liquidation under section 5, the holder of each outstanding share of Preferred Stock shall, after the record date for that distribution or, in the absence of a record date, after the date of that distribution, receive, the amount of such assets (or, at the option of the Company, a sum equal to the value of such assets at the time of distribution as determined in good faith by the board of directors of the Company (which shall consider the opinion of a leading firm of investment bankers selected by a majority of the Preferred Directors and reasonably acceptable to the Company and whose reasonable fees and expenses shall be paid by the Company)) that would have been distributed to such holder if the holder had converted that share of Preferred Stock into common stock immediately prior to the record date for that distribution or, in the absence of a record date, immediately prior to the date of that distribution.

          (d) Market Price of the Common Stock. For all purposes of this section 3 and section 4, the "market price of the common stock" at any date shall be determined as follows:
(i) if the common stock is publicly traded at the time of determination, the average of the closing prices for the common stock on all domestic securities exchanges on which such security may at the time be listed (it being understood that, for these purposes, the NASDAQ National Market System is deemed an "exchange") or, if there have been no sales on any such exchange on such day, the average of this highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ System as of 4:00 p.m., New York time, on such day, or if on such day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "market price of the common stock" is being determined and the twenty
(20) consecutive business days prior to such day (a "business day" being a day that is not a legal holiday or other day on which banking institutions or any national securities exchanges are authorized by law or executive order to close); or (ii) if the common stock is not publicly traded at the time of determination then, solely for purposes of this section 3, the fair value of the common stock as determined by the Company's board of directors, taking into account their fiduciary duties (including to the holders of the Preferred Stock as if converted).

          (e) Immaterial Adjustments. Notwithstanding the foregoing provisions of this section 3, (i) no adjustment in the number of shares of common stock into which any share of Preferred Stock is convertible shall be required, unless the adjustment would require an increase or decrease in the number of shares of at least 1% and (ii) no adjustment in either the Series A-1 Conversion Price or Series B Conversion Price shall be required, unless the adjustment would require an increase or decrease of at least $.001 per share; provided, however, that any adjustments that, by reason of this section 3(e), are not required to be made shall be carried forward and taken into account in any subsequent adjustment. On any conversion date, all adjustments so carried forward shall be made at the time of such conversion. All calculations under this section 3 shall be made to the nearest $.001 or the nearest 1/10,000 of a share, as the case may be.

          (f) Notice of Adjustment. Whenever any adjustment is required in the shares into which any share of Preferred Stock is convertible, the Company shall promptly (i) file with each office or agency maintained by the Company for the transfer of Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used (which, at the time of such filing, shall be certified as correct by the Company's independent accountants) and (ii) cause a notice of the adjustment, setting forth the adjusted Series A-1 Conversion Price or Series B Conversion Price, as the case may be, to be mailed to the holders of record of shares of Preferred Stock at their respective addresses on the books of the Company.

          (g) No Rights After Conversion. All shares of Preferred Stock that shall have been surrendered for conversion in accordance with this section 3 or section 4 shall no longer be deemed to be outstanding and all rights with respect to those shares, including the rights, if any, to receive notices and to vote, shall cease, except for the right of the holders, subject to the provisions of this section 3, to receive shares of common stock upon the conversion and any accumulated and accrued but unpaid dividends.


          (h)  Certain Notices.  In the event that:

               (i) the Company shall take action to make any distribution to the holders of its common stock;

              (ii)  the Company shall take action to effect a Pro
          Rata Rights Offering;

             (iii) the Company shall take action to accomplish any capital reorganization, or reclassification of the capital stock of the Company (other than a subdivision, split or combination of its common stock), or a consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all the assets of the Company; or

              (iv) the Company shall take action or attempt to take action to cause a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall (A) in case of any such distribution or Pro Rata Rights Offering, at least 30 days prior to the date or expected date on which the books of the Company shall close or a record shall be taken for the determination of holders entitled to the distribution or rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least 30 days prior to the date or expected date when that event shall take place (for the avoidance of doubt, it being understood that, in each such case, the shares of Preferred Stock shall continue to be convertible at any time during the applicable 30-day (or longer) period), cause written notice thereof to be mailed to each holder of shares of Preferred Stock at the holder's address on the books of the Company. Any notice under clause (A) also shall specify the date or expected date on which the holders of common stock shall be entitled to the distribution or rights, and any notice under clause (B) also shall specify the date or expected date on which the holders of common stock shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

          (i) Common Stock. For purposes of this section 3, the term "common stock" shall mean (i) the class of stock designated as the common stock of the Company on the date of this Certificate of Designations or (ii) any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment pursuant to section 3(c) a holder of shares of Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of common stock, thereafter the number of such other shares so receivable upon conversion of shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the common stock in section 3(c), and the other provisions of this section 3 with respect to the common stock shall apply on like terms to any such other shares.

          (j) Fractions. No fractional share of common stock, or scrip representing a fractional share, shall be issued upon the conversion of any Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of common stock issuable upon conversion shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of common stock would be deliverable upon the conversion of any shares of Preferred Stock, the Company shall pay, in lieu of the fractional share, in cash that fraction of the market price of the common stock on the business day immediately preceding the conversion.

          (k) Reserved Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Preferred Stock, a number of its authorized shares of common stock sufficient to effect the conversion of all outstanding shares of Preferred Stock into common stock at any time; provided, however, that nothing in this section 3(k) shall preclude the Company from satisfying its obligations in respect of the conversion of shares by delivery of shares of common stock then held in the treasury of the Company. The Company shall, from time to time, use its best efforts to cause the authorized number of shares of common stock to be increased, if the aggregate number of authorized shares of common stock remaining unissued and the issued shares of common stock in its treasury (other than any shares of common stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of all outstanding shares of Preferred Stock into common stock.

          4.   Automatic Conversion

          (a)  General

               (i)  In the event the Company consummate a
Qualifying Offering, all outstanding shares of Preferred Stock shall be converted into shares of common stock simultaneously with the first closing of the Qualifying Offering, automatically and without any further action by any person. The number of shares of common stock into which each share of Series A-1 Preferred Stock shall be converted shall be the number obtained by dividing $90.00 by the Series A-1 Conversion Price then in effect and the number of shares of common stock into which each share of Series B Preferred Stock shall be converted shall be the number obtained by dividing $100.00 by the Series B Conversion Price then in effect.

              (ii) As used in this Certificate of Designations, the term "Qualifying Offering" means a fully-distributed, firm commitment underwritten public offering of shares of common stock of the Company registered under the Securities Act of 1933, (A) in which (y) the gross proceeds to the Company (i.e., gross proceeds without any deduction for expenses or for underwriting commissions or concessions) are at least $15,000,000 and (z) the initial price to the public per share of common stock is at least $5.00, as appropriately adjusted to reflect all subdivisions, splits, share dividends or combinations of the common stock or any Pro Rata Rights Offering (any such subdivision, split, share dividend, combination or Pro Rata Rights Offering, a Recapitalization Event") occurring after the date of this Certificate of Designations and (B) the result of which is the inclusion of the common stock in the NASDAQ National Market System or listing of the common stock on the New York Stock Exchange.

             (iii)  Immediately after the conversion under this
section 4, the Company shall give a written notice of the conversion (the "Automatic Conversion Notice") to all the former holders of record of shares of Preferred Stock at their respective addresses on the books of the Company. The Automatic Conversion Notice shall set forth the instructions for effecting the exchange of certificates, which shall be as nearly the same as practicable as under section 3, the terms of which (including, without limitation, sections 3(g) and 3(j)) are, except as otherwise expressly provided in this section 4, incorporated in this section 4, mutatis mutandis.

              (iv) Notwithstanding anything to the contrary in this section 4(a) and except as provided in section 3(c)(xi), no dividend or other distribution of any nature whatsoever payable in respect of the common stock after the conversion under this section 4 shall be paid (but shall accrue) to a holder of any unsurrendered certificate evidencing shares of Preferred Stock, unless the certificate or certificates evidencing the holder's shares of Preferred Stock so converted are delivered to the Company in accordance with the Automatic Conversion Notice or the holder notifies the Company that the certificate or certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company against any resulting loss it incurs. Thereupon, (A) there shall be issued and delivered to the holder, in the holder's name shown on the certificate or certificates, a certificate or certificates evidencing the number of shares of common stock into which the holder's shares of Preferred Stock were converted (together with any cash payment in lieu of a fractional share) and (B) the holder shall be entitled to payment of the amount referred to in the immediately preceding sentence.

          (b) Notwithstanding anything to the contrary in this Certificate of Designations, upon any conversion of shares of Preferred Stock into shares of common stock pursuant to this section 4, the Company shall pay, on the conversion date, all accumulated and accrued but unpaid dividends in cash; provided, however, that if, in connection with the Qualifying Offering, the underwriter advises the Company in writing that such payment would materially and adversely affect the Qualifying Offering, in lieu of the immediate payment of such accumulated and accrued but unpaid dividends to the holder, the Company shall, within 30 days after delivering the Automatic Conversion Notice, (i) pay the holder its pro rata share, based upon the aggregate amount of accumulated and accrued but unpaid dividends owed by the Company to all holders of Preferred Stock and the amount of such dividends owed to such holder, the greatest of (A) the amount the underwriter advises would not so affect the Qualifying Offering,
(B) 5% of the net proceeds to the Company of the Qualifying Offering (i.e., gross proceeds less deductions for all expenses and underwriting commissions and concessions), but not more than all accumulated and accrued but unpaid dividends, or (C) 10% of the then accumulated and accrued but unpaid dividends, and (ii) issue and deliver to each holder a promissory note in the form of exhibit 4(b) hereto, executed by the Company and payable to the order of that holder in the principal amount of the balance of that holder's accumulated and accrued dividends; provided that, at the option of such holder and in lieu of the receipt of such a promissory note in the form of exhibit 4(b) hereto, such holder may elect, by written notice delivered to the Company no later than 20 days after the Company's delivery of the Automatic Conversion Notice, to receive the number of shares of common stock equal to the principal amount of such note divided by the initial price to the public per share of the common stock sold in the Qualifying Offering. A certificate representing such shares of common stock shall be delivered by the Company to such holder as soon as practicable after the Company's receipt of such holder's election to receive such shares of common stock, but in no event later than 20 days after such receipt.

          (c) Any note issued pursuant to sections 2(c), 3(b)(iii) or 4(b) may be converted at any time prior to payment in full thereof, at the option of the holder of such note, by written notice given to the Company by such holder, into the number of shares of common stock equal to (i) the sum of the then outstanding principal amount of such note and any accrued interest thereon, divided by (ii) the market price of the common stock as of the date notice of such election is given by such holder; provided, however, that if such notice is given within 20 business days after consummation of the Qualifying Offering, the number of shares of common stock to be issued hereunder shall be determined by dividing the amount determined under clause (i) by the initial price to the public per share of the common stock sold in the Qualifying Offering. A certificate representing such shares of common stock shall be delivered by the Company to such holder as soon as practicable after the Company's receipt of such holder's election to receive such shares of common stock and the Company's receipt and cancellation of such note, but in no event later than 20 days after receipt of such election and note.

          5. Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Preferred Stock shall be entitled to receive for each such share payment in cash equal to the sum of (a) $90.00 in the case of Series A-1 Preferred Stock (the "Series A-1 Liquidation Value") and $100.00 in the case of the Series B Preferred Stock (the "Series B Liquidation Value"), plus in each case an amount equal to all accrued but unpaid dividends (but excluding accumulated dividends) to the date of payment, or final payment, if there is more than one payment (the "Series A-1 Liquidation Value", the "Series B Liquidation Value", and the amount of such accrued and unpaid dividends shall collectively constitute the "Liquidation Value"), plus (b) an amount (the "Accumulated Dividend Amount") equal to all accumulated but unpaid dividends to the Dividend Payment Date immediately preceding the date of payment or final payment, as the case may be, and no more. As to distribution upon liquidation, dissolution or winding-up, the Series A-1 Preferred Stock and Series B Preferred Stock shall rank pari passu with each other and shall rank senior to the common stock of the Company. An amount equal to the sum of the Liquidation Value plus the Accumulated Dividend Amount shall be paid to the holders of Preferred Stock before any payment or distribution shall be made to the holders of shares of common stock of the Company. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the assets of the Company (unless, in connection therewith, the liquidation, dissolution or winding-up of the Company is specifically approved), or the merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Company of any class or series, shall not be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of this section 5. Nothing in this section 5 shall be deemed to limit in any way the right of the holders of shares of Preferred Stock to convert any or all of those shares at any time before or simultaneously with the payment to all those holders in respect of those shares of an amount equal to the Liquidation Value plus the Accumulated Dividend Amount in respect of all those shares. After the distributions described above have been paid, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Preferred Stock, any other series or class of preferred stock entitled to a share of the remaining assets of the Company and common stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such Preferred Stock or such other series or class of preferred stock).

          6.   Voting; Governance.

          (a)  General.  Except as otherwise provided in this
section 6 and in section 7 or as required by law, the holders of Preferred Stock shall vote with the holders of common stock (and any other series or class of preferred stock entitled to so vote) as a single class and shall be entitled to one vote for each share of common stock into which the shares of Preferred Stock so held would be convertible on the record date for the vote of stockholders.

          (b)  Board of Directors.

               (i) Subject to section 6(b)(ii), the board of directors of the Company shall have seven members, of which the holders of shares of common stock shall have the right to elect four and the holders of shares of Preferred Stock shall have the right to elect three (the directors so elected by the holders of the Preferred Stock, the "Elected Preferred Directors").

              (ii)  Upon the occurrence of a Triggering Event,
(A) the board of directors shall be increased to 11 members, (B) the newly created directorships resulting from that increase shall be filled by individuals elected by the holders of Preferred Stock (those so elected, the "Expansion Preferred Directors") and (C) the board of directors shall continue to have 11 members, of which holders of shares of common stock shall have the right to elect four, and of which holders of shares of Preferred Stock shall have the right to elect three Elected Preferred Directors and, until the first anniversary of the cure of the Triggering Event the occurrence of which gave rise to the provisions of this subparagraph (ii), four Expansion Preferred Directors. One year after all Triggering Events shall have been cured, the board of directors shall be reduced to seven directors and the Expansion Preferred Directors shall cease to be directors. Notwithstanding the foregoing the occurrence of the Triggering Events in Section 2(e)(iv) or 2(e)(vi) shall not cause the increase in the size of the board of directors or the other foregoing provisions of this Section 6(b)(ii) to be implemented.

          (c)  Procedures

               (i)  Each director of the Company shall hold
office for a term expiring at the next annual meeting of stockholders. Any vacancy caused by the death or resignation of a Preferred Director may be filled only by the holders of Preferred Stock entitled to vote for such Preferred Director. A special meeting of the holders of the Preferred Stock entitled to vote with respect to filling the vacancy shall be called and held as promptly as practicable after any such death or resignation at the direction of a majority of the board of directors, and in any event shall be called within ten days, to be held within 15 days, after receipt of a written request by the holders of record of at least 50% of the then outstanding shares of Preferred Stock so entitled to vote. In connection with any special meeting to be held for the purpose of electing a Preferred Director to fill a vacancy, only such holders of the Preferred Stock entitled to vote for such Preferred Director shall be notified and be permitted to participate at such meeting. If any special meeting of the holders of Preferred Stock required to be called for the election of directors pursuant to this section 6(c) shall not have been called within ten days after the request therefor has been made upon the secretary of the Company, the holders of record of at least 50% of the then outstanding shares of the Preferred Stock so entitled to vote may designate in writing one of their number to call the meeting, and the meeting may be called by the person so designated upon notice in accordance with the notice required for annual meetings of stockholders. Any holder of shares of Preferred Stock so designated shall have access to the stock record books of the Company for the purpose of so calling a special meeting. The Company shall pay the reasonable expenses of calling and holding any such meeting.

              (ii) Any special meeting of the holders of shares of Preferred Stock to vote for the election of directors pursuant to this section 6(c) shall be held in the city in which the next preceding annual meeting of stockholders of the Company was held. At a special or annual meeting for the election of directors by the holders of shares of Preferred Stock, the presence in person or by proxy of the holders of 50% of the outstanding shares of Preferred Stock entitled to vote thereon shall constitute a quorum. In connection with any special meeting to be held for the purpose of electing a Preferred Director to fill a vacancy, only such holders of the Preferred Stock entitled to vote for such Preferred Director shall be notified and be permitted to participate at such meeting. A majority of the holders of the shares of Preferred Stock entitled to vote thereon present in person or by proxy shall have the power to adjourn the meeting for the purpose of such election, from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

             (iii)  In connection with any vote for the Preferred
Directors, each holder of Preferred Stock entitled to vote thereon as provided herein shall be entitled to one vote per share, and the nominees receiving a plurality of the votes entitled to be cast shall be elected.

          (d) Certain Major Decisions. The board of directors of the Company shall act by majority vote of the directors with any interested parties in affiliated transactions being recused (that is, by a majority of the disinterested directors in accordance with Section 144 of the DGCL). Each director shall have one vote on all matters to be voted upon by the board of directors. In determining the presence of a quorum at all meetings of the board of directors, a quorum shall consist of a majority of the total number of directors. Notwithstanding the foregoing, the unanimous consent of the Elected Preferred Directors and if there are any Expansion Preferred Directors then on the Board, the consent of six-sevenths (6/7's) of the total number of the Elected Preferred Directors and Expansion Preferred Directors, if any (collectively, the "Preferred Directors"), shall be required to approve any action specified in section 7 and, in addition, any of the following (it being understood that, notwithstanding anything to the contrary in this certificate, no such action may be approved at any time there is any vacancy among the Elected Preferred Directors):

               (i) disposition or encumbrance of a material portion of the assets or business of the Company or any of its subsidiaries, including, for these purposes, any sale of securities of any of the Company's subsidiaries, affiliates or joint ventures (by the Company or any such entities), except as set forth in Schedule 3.2.7 to the Series B Purchase Agreement;

              (ii) formation of any joint venture, partnership or other business combination by the Company or any of its subsidiaries;

             (iii) expenditures by the Company or any subsidiary in a single transaction or a series of related transactions in excess of $500,000, or commitments to make any such expenditures;

              (iv) dividends or distributions, whether in cash or otherwise, in respect of the Company's common stock, or any redemption, purchase or other acquisition of any capital stock of the Company (or securities convertible into or exchangeable for such capital stock) or authorization, issuance or grant of any securities of the Company or any subsidiary, other than the put rights referred to in Schedule 3.2.7 to the Series B Purchase Agreement;

               (v) selection of an underwriter or placement agent of any financing involving the Company's or its subsidiaries, securities;

              (vi) establishment of any committees of the board of directors (other than the compensation and audit committees);

             (vii) any transaction with an affiliate or an associate of the Company or any subsidiary (other than a direct or indirect wholly-owned subsidiary of the Company) (it being understood that the transactions contemplated by this clause
(vii) do not include compensation and benefit arrangements with employees, subject to section 6(d)(ix)), except those transactions contemplated by the Series B Purchase Agreement or set forth on Schedule 3.2.20 to the Series B Purchase Agreement;

            (viii) incurrence by the Company or any subsidiary of any indebtedness for borrowed money (in addition to indebtedness outstanding on the date of this certificate), including obligations under capital leases, or guarantees of any such indebtedness of another person or entity, or the issuance of any securities of the Company or any subsidiary, except for the financing referred to in Schedule 3.2.9 to the Series B Purchase Agreement;

              (ix) change the compensation or benefits to any officer, director or employee of the Company or any subsidiary from the amounts in effect at June 26, 1995;

               (x)  any amendment or other change in any
insurance policy covering the Company or any subsidiary on the date of this certificate, or any change in the identity of any insurer;

              (xi) except as set forth on Schedule 3.2.11 to the Series B Purchase Agreement any leasehold commitment involving consideration or a liability, contingent or otherwise, in excess of $50,000 in the aggregate;

             (xii) any change in the accounting policies or procedures of the Company or any subsidiary or any change in the Company's independent accountants;

            (xiii) any other transaction or series or related transactions which any party's total commitments and obligations exceed $50,000; and

             (xiv) any change in the Business Plan (as defined in the Series B Purchase Agreement), including, without limitation, the Company or any subsidiary, directly or indirectly through an affiliate or joint venture, entering into any line of business other than as contemplated by the Business Plan, or the acquisition or creation of any other business or entity.

          (e)  Certain Committees.

               (i) the board of directors shall establish and maintain a compensation committee comprised of three directors, none of whom may be an employee of the Company or any of its subsidiaries and two of whom shall be Preferred Directors selected by a majority of the Preferred Directors. The compensation committee shall be responsible for recommending to the full board of directors all stock option grants, bonuses and other compensation arrangements for executives and key employees and loans and other non-salary payments and other benefits and arrangements with employees and affiliates and associates of the Company. The compensation committee shall have such additional powers and duties as the board of directors from time to time determines.

              (ii) The board of directors shall establish and maintain an audit committee comprised of three directors, one of whom shall be a senior executive officer of the Company (but not the chief financial or chief accounting officer) and two of whom may not be employees of the Company or any of its subsidiaries, and shall be Preferred Directors selected by a majority of the Preferred Directors. The audit committee shall be responsible for selecting the Company's independent auditors and reviewing their audit, as well as reviewing and approving the Company's internal controls and accounting systems. The audit committee shall have such additional powers and duties as the board of directors from time to time determines.

             (iii) In the event that the group of directors of the Company that are specified to select a committee member pursuant to section 6(f)(i) or 6(f)(ii) is deadlocked over its selection of such committee member for more than 30 days, the full board of directors shall select such committee member from among such group of directors.

          (f) Certain Expenses. The Company shall from time to time pay (i) all reasonable out-of-pocket expenses incurred by directors in attending meetings of the board of directors and its committees, and (ii) the reasonable fees and expenses of two counsel(s) selected by the Preferred Directors from time to time to represent them as such; that counsel may, at the Preferred Directors' election, attend any meeting of the board of directors or any committee that includes a Preferred Director.

          7. Class Voting Upon Certain Events. In addition to such other vote, if any, as may be required by law or provided by this Certificate of Designations, the consent of the holders of at least 75% of the shares of the Preferred Stock at the time outstanding, voting together as a single class, given at a meeting (or by a written consent in lieu of a meeting) shall be necessary for effecting or validating each of the following:

          (a) authorization or creation of any other class or series of stock, if such class or series ranks, or any series thereof could rank, prior to or on a parity with any of the Preferred Stock;

          (b) amendment, alteration, waiver or repeal of the provisions of the certificate of incorporation of the Company (including this certificate) or the by-laws of the Company (for the avoidance of doubt, it being understood that holders of at least 75% of the shares of Preferred Stock at the time outstanding, voting together as a single class, may effect or validate any amendment of this Certificate of Designations (including any amendment that changes the provisions of section 3 or 4) and may waive any provision of this Certificate of Designations and may consent to any action or inaction that would, in the absence of such consent, violate this Certificate of Designations or constitute a Triggering Event);

          (c)  merger, consolidation or other business
combination of the Company with or into any other corporation or recapitalization of the Company; or

          (d) sale of all or substantially all the assets of the Company.

          8. Preemptive Rights. If, at any time prior to a Qualified Offering, the Company proposes to issue any securities to any person or entity (other than pro rata issuances of securities to all holders of common stock, issuances of Options to employees and issuances of common stock pursuant to Options and Convertible Securities described on schedule 3.2.7 to the Series B Purchase Agreement) (a "Proposed Issuance"), each holder of shares of Preferred Stock or common stock issued upon conversion thereof shall have the right (which the holder may exercise in whole or in part) to purchase, upon the same terms, a proportionate quantity of those securities in the proportion that the aggregate number of shares of common stock (assuming exercise of all Warrants (as defined in the Series A Investment Agreement and that certain Note Purchase Agreement (the "Note Purchase Agreement") dated as of June 28, 1994 relating to the Company's 15% Convertible Notes due December 31, 1994) and Warrants (as defined in the Series B Purchase Agreement) and conversion of all Preferred Stock) then beneficially owned (as that term is used in the rules and regulations under the Securities Exchange Act of
1934) and that were acquired under either the Series A Investment Agreement, the Series B Purchase Agreement or the Exchange Agreement by that party bears to the total number of shares of common stock (assuming exercise of all Warrants (as defined in the Series B Purchase Agreement, Series A Investment Agreement and Note Purchase Agreement)) and conversion of all Preferred Stock) of the Company then beneficially owned and that were acquired under such Investment Agreement, Exchange Agreement and Purchase Agreement by all holders of shares of Preferred Stock or common stock issued upon conversion thereof. The Company shall give notice to each holder setting forth the identity of the proposed purchaser and the time, which shall not be fewer than 45 days and not more than 60 days, within which, and the terms upon which, each holder may elect, by written notice given to the Company in accordance with the Company's notice to each holder, to purchase the securities, which terms shall be the same as the terms upon which the proposed purchaser may purchase the securities. If there is any change in any terms of the Proposed Issuance, the holders shall have no further rights with respect to that Proposed Issuance, and the provisions of this section 8 shall again apply to the Proposed Issuance, as so changed, as if the Proposed Issuance, as so changed, were being proposed initially as the Proposed Issuance. If any holder (a "Shortfall Purchaser") wishes to purchase a quantity of securities greater than the holder's proportionate quantity and any other holder wishes to purchase fewer than that holder's proportionate quantity of securities (a "Shortfall"), the Shortfall Purchaser may (in accordance with an election that may be made pursuant to the Company's notice to each holder) elect to purchase any or all of the aggregate amount of all the Shortfalls in the proportion that the amount of Shortfalls specified by the Shortfall Purchaser in the election to purchase securities bears to the aggregate amount of all the Shortfalls specified by all Shortfall Purchasers in all the election to purchase securities. Any securities not purchased by the holders of shares of Preferred Stock under this section 8 may thereafter be sold to the proposed purchaser at any time within 90 days after the expiration of that 45- or 60-day period on the same terms as those upon which holders of shares of Preferred Stock were entitled to purchase the securities.

          9. Retirement of Shares. Shares of Preferred Stock that are converted into shares of common stock as provided in this Certificate of Designations or otherwise acquired by the Company in any manner shall be permanently retired and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Stock accordingly.

          10. Increase or Decrease in Shares of the Series. Subject to the provisions of sections 6 and 7, the board of directors is authorized to adopt, from time to time, a resolution or resolutions providing for an increase or decrease in the number of shares constituting Series A-1 Preferred Stock or Series B Preferred Stock, but no such decrease shall reduce at any time the number of shares of Preferred Stock at the time outstanding.

          11. Transfer Agent, Conversion Agent and Registrar. The Company shall, as long as any shares of Preferred Stock are outstanding, maintain an office or agency where the shares may be presented for registration of transfer and exchange and for conversion.

          12. Governmental Approvals; Listing. If any shares of common stock that would be issuable upon conversion of shares of Preferred Stock require registration with or approval of any governmental authority before the shares may be issued upon conversion, the Company shall use its best efforts as expeditiously as possible to cause the shares to be duly registered or approved, as the case may be. The Company shall endeavor to list the shares of (or depository shares representing interests in) common stock required to be delivered upon conversion of shares of Preferred Stock prior to such delivery upon the principal national securities exchange, if any, upon which the outstanding common stock is listed at the time of delivery.

          13. Certain Conflicts. To the extent any provision of this Certificate of Designations conflicts, or is otherwise inconsistent, with a provision of the Company's by-laws, the provision of this Certificate of Designations shall be given effect, and the by-laws shall be deemed amended accordingly.

          14. Action by Consent Without a Meeting. Any action required or permitted to be taken by holders of shares of Preferred Stock at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by holders of shares of Preferred Stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote were present and voted and such consent bearing the date of the signature of each holder of Preferred Stock Signing the consent is delivered to the registered office of the Company in the State of Delaware, its principal place of business or the Secretary of the Company. Such consent if less than unanimous consent, shall be delivered to those holders of shares of Preferred Stock who have not consented in writing.

          15. Notice. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective when delivered (or upon refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

               (i)  if to the Company, addressed to American
     Communications Services, Inc., 131 National Business
     Parkway, Suite 100, Annapolis Junction, Maryland 20701,
     Attention:  Richard A. Kozak;

              (ii) if to a holder of Preferred Stock, to the address of such holder set forth in the stock records of the Company.

     All such communications shall be deemed to have been delivered when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

Date: __________________, 1995


                         /s/ Anthony J. Pompliano
                         Name:          Anthony J. Pompliano
                         Title:    Chairman [and Chief Executive
                                   Officer]

ATTEST:
/s/ Riley Murphy
Name:  Riley Murphy
Title: Secretary





                                                  Exhibit 2(c)


                            PROMISSORY NOTE

                         Dated January 1, 1998

          The undersigned, American Communications Services, Inc. (the "Borrower"), a Delaware corporation, promises to pay to the order of [name of holder] or its successors or assigns (the "Lender") the principal sum of $[accumulated and accrued dividends through December 31, 1997) and to pay simple interest (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be), on the unpaid principal of this note from the date of this note until that principal sum shall be paid in full at the rate of 9% per year (except that, upon the occurrence and during the continuance of a Triggering Event (as defined in the Amended and Restated Certificate of Designation relating to the Borrower's Series A-1 Preferred Stock and Series B Preferred Stock (the "Certificate of Designation")), the rate of simple interest shall be 18% per year).

          Payments of principal shall be made in eight equal installments, together with all accrued interest on the principal amount from time to time outstanding to the date of payment, on the last day of each calendar quarter after the date of this note. All payments shall be made in lawful money of the United States to the Lender at its address on the books of the Borrower at the date of payment or, at the Lender's election, by wire transfer in immediately available funds to such account or accounts as the Lender may designate in writing to the Borrower from time to time.

          In addition to any other remedies the Lender may have at law or otherwise for a breach by the Borrower of its obligations under this note, if a Triggering Event referred to in section 2(e) of the Certificate of Designation occurs and is continuing, holders of 25% or more of the then outstanding principal amount of the promissory notes issued by the Borrower pursuant to sections 2(c), 3(b) (iii) and 4(b) of the Certificate of Designation (such promissory notes, including this note, collectively, the "Notes"), by notice to the Borrower, may declare the entire unpaid principal amount of all the Notes and all accrued and unpaid interest on all the Notes immediately due and payable.

          The indebtedness of the Borrower under this note and the other notes may be prepaid by the Borrower at any time, or from time to time, in whole or in part, without penalty or premium. Any such prepayment shall first be applied to accrued and unpaid interest, with the balance applied to any unpaid installments of principal in the inverse order of maturity. Any such prepayment shall be made to the Lender and all the other Lenders referred to in the Notes pro rata in accordance with the outstanding principal amount of the Notes.

          This note shall be convertible into shares of common stock of the Borrower pursuant to and in the manner specified in section 4(c) of the Certificate of Designation. The Lender does hereby (a) represent that it is an accredited investor (within the meaning of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act") and (b) acknowledge that (i) the shares of common stock of the Borrower received by the Lender upon any such conversion of this note will not be registered under the Securities Act or the securities laws of any other jurisdiction and constitute "Restricted Securities" within the meaning of Rule 144 under the Securities Act and therefore may not be resold unless registered under the Securities Act or sold pursuant to an exemption from such registration and (ii) the certificate(s) representing the shares of common stock of the Borrower so received shall bear such legend as the Company deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state law.

          This note shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

          The Borrower irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this note (and agrees not to commence any action, suit or proceeding relating to this note except in such courts). The Borrower further agrees that service of any process, summons, notice or document by U.S. registered mail to it at its address in Section [7.4] of the Series B Purchase Agreement (as defined in the Certificate of Designation) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Borrower irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this note in (a) the Supreme Court of the State of New York, New York County, or
(b) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          The Borrower waives trial by jury for all actions or proceedings arising directly or indirectly under this note.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  ________________________________
                              Name:
                              Title:


                                             Exhibit 3(b)(iii)


                            PROMISSORY NOTE

                        Dated (conversion date)

          The undersigned, American Communications Services, Inc. (the "Borrower"), a Delaware corporation, promises to pay to the order of [name of holder] or its successors or assigns (the "Lender") the principal sum of $[accumulated and accrued dividends through the conversion date] and to pay simple interest (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be), on the unpaid principal of this note from the date of this note until that principal sum shall be paid in full at the rate of 9% per year (except that, upon the occurrence and during the continuance of a Triggering Event (as defined in the Amended and Restated Certificate of Designation relating to the Borrower's Series A-1 Preferred Stock and Series B Preferred Stock (the "Certificate of Designation")), the rate of simple interest shall be 18% per year).

          Payments of principal, including, for these purposes, all accrued interest through December 31, 1997 (the sum of such principal and accrued interest, the "New Principal"), shall be made in eight equal installments, together with all accrued interest on the New Principal from time to time outstanding to the date of payment, on the last day of each calendar quarter, commencing March 31, 1988. All payments shall be made in lawful money of the United States to the Lender at its address on the books of the Borrower at the date of payment or, at the Lender's election, by wire transfer in immediately available funds to such account or accounts as the Lender may designate in writing to the Borrower from time to time. For purposes of the following two paragraphs, the term "principal amount" at any date means (a) at all times on or before December 31, 1997, the original principal amount, together with all accrued interest to that date, and (b) thereafter, the New Principal.

          In addition to any other remedies the Lender may have at law or otherwise for a breach by the Borrower of its obligations under this note, if a Triggering Event referred to in section 2(e) of the Certificate of Designation occurs after December 31, 1997 and is continuing, holders of 25% or more of the then outstanding principal amount of the promissory notes issued by the Borrower pursuant to sections 2(c), 3(b) (iii) and 4(b) of the Certificate of Designation (such promissory notes, including this note, collectively, the "Notes"), by notice to the Borrower, may declare the entire unpaid principal amount of all the Notes and all accrued and unpaid interest on all the Notes immediately due and payable.

          The indebtedness of the Borrower under this note and the other notes may be prepaid by the Borrower at any time, or from time to time, in whole or in part, without penalty or premium. Any such prepayment shall first be applied to accrued and unpaid interest, with the balance applied to any unpaid installments of principal in the inverse order of maturity. Any such prepayment shall be made to the Lender and all the other Lenders referred to in the Notes pro rata in accordance with the outstanding principal amount of the Notes.

          This note shall be convertible into shares of common stock of the Borrower pursuant to and in the manner specified in section 4(c) of the Certificate of Designation. The Lender does hereby (a) represent that it is an accredited investor (within the meaning of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act") and (b) acknowledge that (i) the shares of common stock of the Borrower received by the Lender upon any such conversion of this note will not be registered under the Securities Act or the securities laws of any other jurisdiction and constitute "Restricted Securities" within the meaning of Rule 144 under the Securities Act and therefore may not be resold unless registered under the Securities Act or sold pursuant to an exemption from such registration and (ii) the certificate(s) representing the shares of common stock of the Borrower so received shall bear such legend as the Company deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state law.

          This note shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

          The Borrower irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this note (and agrees not to commence any action, suit or proceeding relating to this note except in such courts). The Borrower further agrees that service of any process, summons, notice or document by U.S. registered mail to it at its address in Section [7.4] of the Series B Purchase Agreement (as defined in the Certificate of Designation) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Borrower irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this note in (a) the Supreme Court of the State of New York, New York County, or
(b) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          The Borrower waives trial by jury for all actions or proceedings arising directly or indirectly under this note.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  _________________________________
                              Name:
                              Title:


                                                  EXHIBIT 4(b)


                            PROMISSORY NOTE

                        Dated [conversion date]


          The undersigned, American Communications Services, Inc. (the "Borrower"), a Delaware corporation, promises to pay to the order of [name of holder] or its successors or assigns (the "Lender") the principal sum of $[balance of holder's accumulated and accrued dividends through the conversion date] and to pay simple interest (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be), on the unpaid principal of this note from the date of this note until that principal sum shall be paid in full at the rate of 9% per year (except that, upon the occurrence and during the continuance of a Triggering Event (as defined in the Amended and Restated Certificate of Designation relating to the Borrower's Series A-1 Preferred Stock and Series B Preferred Stock (the "Certificate of Designation")), the rate of simple interest shall be 18% per year).

          Payments of principal shall be made in eight equal installments, together with all accrued interest on the principal amount from time to time outstanding to the date of payment, on the last day of each calendar quarter after the date of this note. All payments shall be made in lawful money of the United States to the Lender at its address on the books of the Borrower at the date of payment or, at the Lender's election, by wire transfer in immediately available funds to such account or accounts as the Lender may designate in writing to the Borrower from time to time.

          In addition to any other remedies the Lender may have at law or otherwise for a breach by the Borrower of its obligations under this note, if a Triggering Event referred to in section 2(e) of the Certificate of Designation occurs and is continuing, holders of 25% or more of the then outstanding principal amount of the promissory notes issued by the Borrower pursuant to sections 2(c), 3(b)(iii) and 4(b) of the Certificate of Designation (such promissory notes, including this note, collectively, the "Notes"), by notice to the Borrower, may declare the entire unpaid principal amount of all the Notes and all accrued and unpaid interest on all the Notes immediately due and payable.

          The indebtedness of the Borrower under this note and the other notes may be prepaid by the Borrower at any time, or from time to time, in whole or in part, without penalty or premium. Any such prepayment shall first be applied to accrued and unpaid interest, with the balance applied to any unpaid installments of principal in the inverse order of maturity. Any such prepayment shall be made to the Lender and all the other Lenders referred to in the Notes pro rata in accordance with the outstanding principal amount of the Notes.

          This note shall be convertible into shares of common stock of the Borrower pursuant to and in the manner specified in section 4(c) of the Certificate of Designation. The Lender does hereby (a) represent that it is an accredited investor (within the meaning of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act") and (b) acknowledge that (i) the shares of common stock of the Borrower received by the Lender upon any such conversion of this note will not be registered under the Securities Act or the securities laws of any other jurisdiction and constitute "Restricted Securities" within the meaning of Rule 144 under the Securities Act and therefore may not be resold unless registered under the Securities Act or sold pursuant to an exemption from such registration and (ii) the certificates) representing the shares of common stock of the Borrower so received shall bear such legend as the Company deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state law.

          This note shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

          The Borrower irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this note (and agrees not to commence any action, suit or proceeding relating to this note except in such courts). The Borrower further agrees that service of any process, summons, notice or document by U.S. registered mail to it at its address in Section [7.4] of the Series B Purchase Agreement (as defined in the Certificate of Designation) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Borrower irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this note in (a) the Supreme Court of the State of New York, New York County, or
(b) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          The Borrower waives trial by jury for all actions or proceedings arising directly or indirectly under this note.

                         AMERICAN COMMUNICATIONS SERVICES, INC.


                         By:  ______________________________
                              Name:
                              Title: